Exhibit 99.1

news release

Contact Information:
Douglas Young
NeoMagic Corporation
Chief Executive Officer
(408) 428-9725

Neomagic® Corporation Announces Appointment of
Acting Chief Financial Officer

San Jose, California – December 10, 2009. NeoMagic Corporation (NMGC-PK) , announced today that on December 7, 2009, NeoMagic Corporation (the "Company") retained James D. Pardee, a partner at FLG Partners, LLC ("FLG Partners"), a leading Silicon Valley chief financial officer services and board advisory consultancy firm, to serve as its Acting Chief Financial Officer. Mr. Pardee will serve in such capacity and as the Company’s principal financial and accounting officer until such time as the Company determines that it needs a full-time Chief Financial Officer.

Mr. Pardee, age 68, has over 35 years of financial executive experience and has been a Partner at FLG Partners, LLC, since 2004. Prior to joining FLG Partners, Mr. Pardee served as Chief Financial Officer for Alpha Innotech Corporation from 2002 to 2005 and was a Partner of Tatum Partners, a professional service organization providing interim Chief Financial Officers from 2002 to 2004. From 2000 to 2001, Mr. Pardee was an independent contractor Chief Financial Officer providing strategic financial guidance and hands-on management to early stage technology companies. Mr. Pardee received a B.S.E.E. from Purdue University in 1968 and an M.B.A. from Harvard Business School in 1975.

Douglas Young, President and CEO of NeoMagic, welcomes Mr. Pardee as a valuable addition to the management team: “Jim’s comprehensive expertise and his long-standing experience in CFO functions will contribute significantly as we re-align NeoMagic for success. I am looking forward to working with Jim.”

There are no family relationships between Mr. Pardee and any executive officers, directors, or other employees of the Company. Mr. Pardee has no material interests in any transactions or proposed transactions with the Company.

About NeoMagic

NeoMagic Corporation delivers semiconductor chips, software and device designs to enable new, multimedia handheld devices. Our solutions offer low power consumption, small form-factor and high performance processing. As part of our complete system solution, we deliver a suite of middleware and sample applications for imaging, video and audio functionality, and we provide multiple operating system ports with customized drivers for our products. Our product portfolio includes semiconductor solutions known as Applications Processors. Our Applications Processors are sold under the “MiMagic” brand name with a focus on enabling high performance multimedia within a low power consumption environment. Target customers for our products include manufacturers of handheld devices.

NeoMagic and the NeoMagic circle logo are registered trademarks, and MiMagic and NeoMobileTV are trademarks of NeoMagic Corporation. All other trademarks are the property of their respective owners. NeoMagic disclaims any proprietary interest in the marks and names of others.